Exhibit 99.2
Team -
Today we announced that Sprint has entered into a definitive agreement to acquire the approximately 50 percent stake in Clearwire that it does not currently own for $2.97 per share in cash. This equates to a total payment by Sprint of approximately $2.2 billion for the remainder of Clearwire, and puts an enterprise value on Clearwire of approximately $10 billion.
Today's announcement comes after many years of hard work from a team that has given its all to this company. The transaction was supported unanimously by our board and it is contingent upon the closing of Sprint's pending deal with SoftBank. It is also subject to customary closing conditions including regulatory approvals and a vote of our shareholders. If approved, we believe this will bring to life our long-held plan to activate our spectrum portfolio and transform the mobile broadband industry.
Since we first launched 4G in 2009, Clearwire has been an industry disruptor. We launched the first large scale 4G network in the U.S., and in turn we saw the top carriers accelerate their 4G deployments. It was Clearwire that pioneered use of the 2.5GHz band, a new and ideal spectrum band for mobile data, and one that is rapidly growing as a preferred 4G band in the world's largest markets.
Ever since I joined Clearwire I have been continually amazed at what this team can do. When you were asked to first build our 4G network you did it at a speed that broke all records. Starting in 2010 we have grown annual revenues by an average rate of 127%, expanded our customer base by an average rate of 176%, reduced expenses and maximized efficiency.
By combining our network and assets with Sprint, we are taking a prudent step for the business that delivers certain value. Given our long history of working together, Sprint understands our business well. This transaction will enable the full utilization of our 2.5GHz spectrum asset to create a stronger, more competitive company that is positioned for long-term growth and success.
We expect that this transaction will be completed in Q2 or Q3 2013, and until that time it's business as usual. While we await closing of this transaction we remain an independent business with a lot of work ahead - we're counting on you to continue to focus on achieving our goals.
I realize you likely have many questions. We'll provide more background on the pending transaction and what it means during today's All Employee Meeting at 9am Pacific. You'll also receive details from me, our senior leaders, and our HR team as more information becomes available in the coming days.
Erik
Cautionary Statement Regarding Forward-Looking Statements
This letter contains forward-looking statements relating to the proposed merger and related transactions (the “transaction”) between Sprint and Clearwire. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits and efficiencies of the transaction; the competitive ability and position of Sprint and Clearwire; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, any conditions imposed in connection with the transaction, approval of the transaction by Clearwire stockholders, the satisfaction of various other conditions to the closing of the transaction contemplated by the merger agreement, and other factors discussed in Clearwire's and Sprint's Annual Reports on Form 10-K for their respective fiscal years ended December 31, 2011, their other respective filings with the U.S. Securities and Exchange Commission (the “SEC”) and the proxy statement and other materials that will be filed with the SEC by Clearwire in connection with the transaction.  There can be no assurance that the transaction will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the transaction will be realized.

Additional Information and Where to Find It
In connection with the transaction, Clearwire will file a proxy statement and other materials with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CLEARWIRE AND THE TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, the documents filed by Clearwire with the SEC may be obtained free of charge by contacting Clearwire at Clearwire, Attn: Investor Relations, (425) 505-6178. Clearwire's filings with the SEC are also available on its website at www.corporate.clearwire.com.
Participants in the Solicitation
Clearwire and its officers and directors and Sprint and its officers and directors may be deemed to be participants in the solicitation of proxies from Clearwire stockholders with respect to the transaction. Information about Clearwire officers and directors and their ownership of Clearwire common shares is set forth in the proxy statement for Clearwire's 2012 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2012. Information about Sprint officers and directors is set forth in Sprint's Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC on February 27, 2012. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed by Clearwire with the SEC.